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                                                                     EXHIBIT 4.2

                     Cumulative Redeemable Preferred Shares

     WHEREAS, the Board of Directors of the Company has authorized the issuance from time to time of securities of the Company or certain of its subsidiaries (including Ordinary Shares, Preferred Shares, Debt Securities, Trust Preferred Securities, Guaranties and Warrants and Manditorily Convertible Securities (each as defined in the Resolutions of the Board of Directors of the Company (the "March Board Resolutions") adopted at the Meeting of the Board of Directors held on March 1, 2002)) in an aggregate amount of U.S. $1,500,000,000 at such times and on such terms as the Executive Committee may determine.

     WHEREAS, the Company has been authorized by the Board of Directors pursuant to the Resolutions of the Board of Directors of the Company (the "February Board Resolutions") adopted at the Meeting of the Board of Directors held on February 27, 2003, to issue and sell up to $575,000,000 of Securities of the Company, and has delegated to the Chairman and Chief Executive Officer the authority of the Executive Committee granted to it under the March Board Resolutions with respect to such issuance and sale.

     WHEREAS, all of the authority granted to the Executive Committee of the Board of Directors of the Company under the March Board Resolutions has been delegated to Brian Duperreault, Peter Menikoff and Phillip Bancroft, pursuant to the February Board Resolutions, who have the authority to approve, among other things, the type of security or securities to be issued and sold, the time at which such Securities shall be sold and any other terms with respect to the offering of the Securities not inconsistent with the Board Resolutions, any such action to be memorialized in a resolution which shall be placed in the minute book of the Board of Directors of the Company; provided that any such authority with respect to the issuance of preferred stock of the Company shall be delegated to Messrs. Duperreault and Menikoff acting as a committee of the Board of Directors (the "Preferred Stock Committee").

     NOW THERFORE BE IT:

     1. RESOLVED that, a class of Other Shares in the capital of the Company be designated as "Cumulative Redeemable Preferred Shares". The Cumulative Redeemable Preferred Shares shall be cumulative redeemable preferred shares and, subject to the Articles and the provisions of and restrictions contained in the Companies Law (2002 Revision) and every statutory modification or re-enactment thereof for the time being in force (the "Law"), shall have the following preferences and rights and shall be subject to the following restrictions:

(a) Liquidation Preference. On any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the assets of the Company legally available for distribution among shareholders shall be applied first in repaying to the holders of the Cumulative Redeemable Preferred Shares (the "Holders") an amount equal to US$250.00 per Cumulative Redeemable Preferred Share (inclusive of the nominal amount thereof) plus all accrued and unpaid dividends (whether or not earned or declared), if any, to the date fixed for distribution, in preference to the repayment of such nominal amount of and any share premium or other amounts paid on the ordinary shares (the "Ordinary Shares") or any other shares ranking junior in right of payment to the Cumulative Redeemable Preferred Shares as to the voluntary or involuntary liquidation, dissolution or winding-up


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     of the affairs of the Company or as to dividends (including the Ordinary
     Shares, the "Junior Shares") to the holders of such Junior Shares, without interest on such unpaid dividends. In the event that upon any such voluntary or involuntary liquidation, dissolution or winding-up, the assets of the Company available are insufficient to pay the amount of the liquidation distributions on all outstanding Cumulative Redeemable Preferred Shares as referred to above and the corresponding amounts payable on all other shares ranking pari passu with the Cumulative Redeemable Preferred Shares with respect to the payment of dividends and amounts upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company (including, without limitation, the Series A Preferred Shares) ("Parity Shares"), then the holders of the Cumulative Redeemable Preferred Shares and all such Parity Shares shall share ratably in such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. The Cumulative Redeemable Preferred Shares shall not be convertible into or exchangeable for any other shares of the Company.

(b)  Dividend Rights.

(i) The holders of the Cumulative Redeemable Preferred Shares shall be entitled to receive cumulative preferential cash dividends in respect of their Cumulative Redeemable Preferred Shares at the percentage rate per annum on their liquidation value specified by the Attorneys (as defined below) (or by either of them) on the date of pricing of such shares (the "Pricing Date"). Such dividends shall be payable in arrears in equal amounts (except as set forth below with respect to the initial dividend period) on March 1st, June 1st, September 1st and December 1st when, as and if declared by the Directors in each year or, if such date is not a day on which banks are authorised to open for business in New York and Bermuda (a "Business Day"), on the Business Day immediately after such date. Such dividends will begin to accrue and will be cumulative from the date of original issuance. The first dividend, which if declared will be payable on September 1, 2003, will represent the period of time from and will accrue from the date of original issuance up to August 31, 2003. The dividend for such initial period and any other dividend payable on the Cumulative Redeemable Preferred Shares for any partial dividend period shall be computed on the basis of a 360-day year consisting of twelve (12) 30-day months. Dividends will be payable to holders of record as they appear in the Company's register of members at the close of business on the applicable record date, which will be one day prior to the dividend payment date as long as all of the Cumulative Redeemable Preferred Shares remain in book-entry form. If any of the Cumulative Redeemable Preferred Shares are not in book-entry form, the record date will be 15 days prior to the dividend payment date (whether or not such date is a Business Day). Holders of Cumulative Redeemable Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends as described above. Dividends on the Cumulative Redeemable Preferred Shares will accrue and will be fully cumulative, whether or not there are funds legally available for the payment of such dividends and whether or not the dividends are declared. No interest or sum of money in lieu of interest will be payable on any dividend payment or on any payment on Cumulative Redeemable Preferred Shares which is in arrears. Any dividend payment made on Cumulative Redeemable Preferred Shares will first be credited against the earliest accrued but unpaid dividend due with respect to Cumulative Redeemable Preferred Shares which remains payable. No



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      dividends on the Cumulative Redeemable Preferred Shares will be declared if prohibited by law or regulation.

(ii) As long as any Cumulative Redeemable Preferred Shares are outstanding, no dividends or other distributions may be declared or paid or set apart for payment on any class or series of Parity Shares for any period unless either (1) full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on the Cumulative Redeemable Preferred Shares for all dividend periods terminating on or prior to the dividend payment date on such Parity Shares, or (2) all dividends declared upon the Cumulative Redeemable Preferred Shares and any Parity Shares are declared pro rata so that the amount of dividends declared per share on the Cumulative Redeemable Preferred Shares and any Parity Shares will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Cumulative Redeemable Preferred Shares and such Parity Shares bear to each other.

(iii) As long as any Cumulative Redeemable Preferred Shares are outstanding (1) no dividends (other than those paid in ordinary shares or other shares ranking junior in right of payment to the Cumulative Redeemable Preferred Shares as to dividends and as to any voluntary or involuntary distribution of assets on liquidation, dissolution or winding-up of the affairs of the Company (including the ordinary shares, "Fully Junior Shares")) may be declared or paid or set apart for payment upon any Junior Shares, (2) no other distribution (other than those paid in Fully Junior Shares) may be declared or paid or set apart for payment upon any Junior Shares and (3) no Junior Shares will be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of ordinary shares made for purposes of any employee incentive, stock, benefit or any similar plan of the Company or any of its subsidiaries) for any consideration (or any moneys be paid to or made available for a sinking fund or the redemption of any Junior Shares) by the Company (except by conversion into or exchange for Fully Junior Shares), unless, in any such case, full cumulative dividends on the Cumulative Redeemable Preferred Shares and any Parity Shares have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment, for all dividend periods terminating on or prior to the date such dividends or distributions are declared or paid on the Junior Shares, or such Junior Shares are redeemed, purchased or otherwise acquired.

(c)   Voting Rights.

(i) Subject to clause (iii) below, and unless required by law or court order, the holders of Cumulative Redeemable Preferred Shares shall not be entitled to receive notice of nor to attend nor to vote at any general meeting of the Company.

(ii) The holders of Cumulative Redeemable Preferred Shares shall be entitled to one vote for each share held at any separate general meeting of that class (i.e., Cumulative Redeemable Preferred Shares). Subject to the applicable provisions of the Articles and the Law, unless the Cumulative Redeemable Preferred Shares have been previously redeemed or called for redemption (and funds necessary for such redemption have been

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      set apart by the Company in trust for the benefit of the holders of the
      Cumulative Redeemable Preferred Shares so called for redemption), the Company may not take any action which would vary the rights attached to the Cumulative Redeemable Preferred Shares without the written consent of the holders of three-fourths of the Cumulative Redeemable Preferred Shares or the sanction of a special resolution passed by two-thirds of the votes cast at a general meeting of the holders of the Cumulative Redeemable Preferred Shares. At every separate meeting of the holders of the Cumulative Redeemable Preferred Shares, the necessary quorum shall be any one or more persons present in person or by proxy holding not less than one-third of the issued shares of that class. Notwithstanding the foregoing and subject to the applicable provisions of the Articles and the Law, holders of the Cumulative Redeemable Preferred Shares are not entitled to vote on the issuance of any shares that are in parity with the Cumulative Redeemable Preferred Shares with respect to payment of dividends and distribution of assets in liquidation.

(iii) If at any time the equivalent of six (6) or more full quarterly dividends (whether consecutive or not) on the Cumulative Redeemable Preferred Shares shall be in arrears (whether or not such dividends shall have been earned or declared), then during such period until all such arrearages in dividends shall have been paid in full, and only during such period (the "Voting Period"), the holders of the Cumulative Redeemable Preferred Shares voting together as a single class with any other series or classes of Other Shares also in arrears and having such right shall be entitled by ordinary resolution at a separate meeting of such holders to elect two persons and nominate such elected persons for appointment by the Board of Directors as additional Directors of the Company. In no event shall there be more than two Directors elected by the holders of Other Shares (whether voting alone as a series or class or with another series or class so in arrears and having such right).

(iv) Any Director who shall have been elected pursuant to paragraph (2)(c)(iii) above may be removed at any time during a Voting Period, either for or without cause, by, and only by, ordinary resolution of the holders of the outstanding Other Shares of the relevant series at a special separate general meeting of such holders called for that purpose. Any vacancy thereby created may be filled during such Voting Period by ordinary resolution of the holders of Other Shares of all the relevant series at such a meeting. Any Director elected by holders of Other Shares pursuant to this provision, or by any Director so elected as herein contemplated, who dies, resigns or otherwise ceases to be a Director during a Voting Period shall, except as otherwise provided in the preceding sentence, be replaced by the remaining Director theretofore elected by the holders of Other Shares nominating a replacement for appointment by the Board of Directors, provided that if no remaining additional Director is then in office, additional Directors will be elected in accordance with the procedures described above. At the end of the Voting Period, the holders of Other Shares of all of the relevant series shall be automatically divested of all voting powers vested in them by this provision, but subject always to subsequent vesting of such voting power in the holders of Other Shares in the event of any similar cumulated arrearage in payment of quarterly dividends occurring thereafter. The term of all Directors elected and appointed pursuant to this provision shall in all events expire at the end of the applicable Voting Period and if the size of the Board was increased for purpose of the additional Directors, the number of Directors constituting the Board shall be reduced accordingly. The provisions of the Articles relating to general meetings shall apply, mutatis mutandis, to every such separate meeting, except that the necessary quorum shall be any one or more persons present in person or by proxy holding not less than fifty percent (50%) of the issued Other Shares of the relevant series.

(d) Redemption. The Company shall be entitled to redeem all or any of the Cumulative Redeemable Preferred Shares as follows:

(i) Subject to clauses (ii), (iii) and (iv), the Cumulative Redeemable Preferred Shares shall not be redeemable by the Company prior to May 30, 2008, except as discussed in clauses (ii), (iii) or (iv). On or after such date, the Company shall be entitled at any time in whole or from time to time in part by not less than thirty (30) days nor more than sixty (60) days prior written notice to the relevant Holders, in such form and given in such manner as the Directors shall from time to time determine and in accordance with paragraph (e) below, to redeem all or any of the Cumulative Redeemable Preferred Shares pursuant to this clause for cash at a redemption price of US$250.00 per share being redeemed (inclusive of the nominal value thereof) plus all accrued and unpaid dividends, if any, thereon to the date of redemption, without interest on such unpaid dividends. Holders of the Cumulative Redeemable Preferred Shares to be redeemed will be entitled to the redemption price following the surrender of certificates for such shares at the price designated in the notice.

(ii) At any time prior to May 30, 2008, if the Company shall have submitted to the holders of Ordinary Shares a proposal for an amalgamation, consolidation, merger, arrangement, reconstruction, reincorporation, deregistration or any other similar transaction involving the Company that requires or shall have submitted any proposal for any other matter that, as a result of any change in Cayman Islands Law after May 7, 2003 (whether by enactment or official interpretation), that requires, in each case, a vote of the holders of the Cumulative Redeemable Preferred Shares at the time outstanding, voting separately as a single class (alone or with one or more other classes or series of preferred shares, including the Company's Series A Preferred Shares), the Company shall have the option by not less than thirty (30) days nor more than sixty (60) days prior written notice to the relevant Holders, in such form and given in such manner as the Directors shall from time to time determine and in accordance with paragraph (e) below, to redeem all of the outstanding Cumulative Redeemable Preferred Shares pursuant to this clause for cash at a redemption price of US$260.00 per share being redeemed (inclusive of the nominal value thereof) plus all accrued and unpaid dividends, if any, to the date of redemption, without interest on such unpaid dividends.

(iii) If there is a "change in tax law" that would require the Company or any successor company to pay additional amounts with respect to the Cumulative Redeemable Preferred Shares on the next succeeding dividend payment date, and the payment of those additional amounts cannot be avoided by the use of any reasonable measures available to the Company or any successor company, the Company shall have the option at any time thereafter by not less than thirty (30) days nor more than sixty (60) days prior written notice to the relevant Holders, in such form and given in such manner as the Directors shall from time to time determine and in accordance with paragraph (e) below, to redeem any or all Cumulative Redeemable Preferred Shares pursuant to this clause for cash at a redemption price of US$250.00 per share being redeemed (inclusive of the nominal value thereof) plus accrued and unpaid dividends, if any, to the date of redemption, without interest on such unpaid dividends. For the purposes of this provision, a "change in tax law" shall be (a) a change in or amendment to laws, regulations or rulings of any jurisdiction, political subdivision or taxing authority described in the next sentence, (b) a change in the official application or interpretation of those laws, regulations or rulings, or (c) any execution of or amendment to any treaty affecting taxation to which any jurisdiction, political subdivision or taxing authority described in the next sentence is party after May 7, 2003. The jurisdictions, political subdivisions and taxing authorities referred to in the previous sentence are (a) the Cayman Islands or any political subdivision or governmental authority of or in the Cayman Islands with the power to tax, (b) any jurisdiction from or through which the Company or its paying agent is making payments on the Cumulative Redeemable Preferred Shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax, or (c) any other jurisdiction in which the Company or its successor company is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.

(iv) If the entity formed by a consolidation, merger or amalgamation involving the Company or the entity to which the Company conveys, transfers or leases substantially all of its properties and assets is required to pay additional amounts in respect of any tax, assessment or governmental charge imposed on any holder of Cumulative Redeemable Preferred Shares as a result of a change in tax law that occurred after the date of the consolidation, merger, amalgamation, conveyance, transfer or lease, and the payment of those amounts cannot be avoided by the use of any reasonable measures available to the Company or any successor company, the Company shall have the option at any time thereafter by not less than thirty (30) days nor more than sixty (60) days prior written notice to the relevant Holders, in such form and given in such manner as the Directors shall from time to time determine and in accordance with paragraph (e) below, to redeem any or all Cumulative Redeemable Preferred Shares pursuant to this clause for cash at a redemption price of US$250.00 per share being redeemed (inclusive of the nominal value thereof) plus all accrued and unpaid dividends, if any, to the date of redemption.

(e)  Notice of any redemption described herein will be mailed at least thirty
     (30) days but not more than sixty (60) days before the redemption date to each holder of record of Cumulative Redeemable Preferred Shares to be redeemed at the address shown in the register of members of the Company. Each notice will state as appropriate: (1) the redemption date; (2) the number of Cumulative Redeemable Preferred Shares to be redeemed; (3) the redemption price; (4) the place or places where certificates for Cumulative Redeemable Preferred Shares are to be surrendered for payment of the redemption price if any such certificates are outstanding; and (5) where applicable, that dividends on the Cumulative Redeemable Preferred Shares to be redeemed will cease to accrue on such redemption date. If fewer than all Cumulative Redeemable Preferred Shares are to be redeemed, the notice mailed to each such holder thereof will also specify the number of Cumulative Redeemable Preferred Shares to be redeemed from such holder. The notice shall contain (i) the name and address of the relevant bank or trust company to be used for purposes of redemption (if any) and
     (ii) a statement as to the deposit or intent to deposit the redemption funds in such trust account.

(f) If fewer than all of the outstanding Cumulative Redeemable Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Directors in their absolute discretion and such Cumulative Redeemable Preferred Shares may be redeemed pro rata from the holders of record in proportion to the number of Cumulative Redeemable Preferred Shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot.

(g) If notice of redemption of any Cumulative Redeemable Preferred Shares has been given and if the funds necessary for such redemption have been set apart by the Company in trust for the benefit of the holders of Cumulative Redeemable Preferred Shares so called for redemption, then from and after the redemption date, dividends will cease to accrue on the Cumulative Redeemable Preferred Shares being redeemed, the Cumulative Redeemable Preferred Shares will no longer be deemed to be outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

(h) If a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, the holders of Cumulative Redeemable Preferred Shares at the close of business on the dividend record date will be entitled to receive the dividend payable with respect to such Cumulative Redeemable Preferred Shares on the corresponding dividend payment date notwithstanding the redemption thereof between the dividend record date and the corresponding dividend payment date or a default in the payment of the dividend due on such dividend payment date.

(i) Unless full cumulative dividends on all Cumulative Redeemable Preferred Shares and all Parity Shares shall have been declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods terminating on or prior to the date of a redemption, purchase or other acquisition, no Cumulative Redeemable Preferred Shares or any Parity Shares may be redeemed, purchased or otherwise acquired by the Company unless all Cumulative Redeemable Preferred Shares and any Parity Shares are redeemed; provided, that, the Company may acquire fewer than all of the Cumulative Redeemable Preferred Shares or any Parity Shares pursuant to a purchase or exchange offer made on the same terms to holders of all Cumulative Redeemable Preferred Shares and Parity Shares as determined in good faith by the Board of Directors of the Company.

(j) The Company, subject to (1) certain limitations contained in the Company's Articles of Association, (2) the special rights granted to any of the Company's issued and outstanding shares, (3) applicable law and (4) the Company's requirement pursuant to clause (i) to make a purchase or exchange offering on the same terms to holders of all outstanding Cumulative Redeemable Preferred Shares and Parity Shares, may, at any time and from time to time, purchase outstanding Cumulative Redeemable Preferred Shares. Any such purchase made by the Company may be made in the open market, by tender to all holders of Cumulative Redeemable Preferred Shares, by private agreement or otherwise as the Directors see fit. Any Cumulative Redeemable Preferred Shares purchased by the Company for its own account (other than in the ordinary course of business of dealing in securities) will be cancelled by the Company and will no longer be issued and outstanding.

(k) The Cumulative Redeemable Preferred Shares may be purchased or redeemed by the Company out of profits, from the proceeds of a fresh issue of shares made for the purpose of the redemption or purchase, out of capital or from the share premium account.

(l) Payment of the redemption amount shall only be effected upon surrender to the Company for cancellation of any share certificate in respect of the Cumulative Redeemable Preferred Shares (to the extent such certificates are outstanding) to be redeemed and shall be made as promptly as practicable. If any certificate so surrendered includes Cumulative Redeemable Preferred Shares not being redeemed, a new certificate for the remaining Cumulative Redeemable Preferred Shares shall be issued to the holder in accordance with the Articles of Association of the Company without charge to such holder.

(m) The Directors may make such further regulations concerning the administerial process of redemption as they shall from time to time deem necessary so long as the rights of the Holders are not varied.

(n) The rights conferred upon the holders of the Cumulative Redeemable Preferred Shares shall not be deemed to be varied by the creation or issue of any Parity Shares, Junior Shares or Fully Junior Shares.

(o) Payments of Additional Amounts. Payments on the Cumulative Redeemable Preferred Shares shall be made free and clear of and without deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges imposed by any jurisdiction, political subdivision or taxing authority described in clause 1(d)(iii) of these Resolutions, unless the deduction or withholding of such taxes, assessments or other governmental charges is required by law, regulations or rulings or the application or official interpretation of such law, regulations or rulings. In that event, the Company shall pay or cause to be paid additional amounts to the registered holders of the Cumulative Redeemable Preferred Shares as additional dividends to make up for any deduction or withholding for any present or future taxes, assessments or other governmental charges imposed by any jurisdiction, political subdivision or taxing authority described in clause 1(d)(iii) of these Resolutions in respect of any amounts that the Company or a successor company must pay with respect to the Cumulative Redeemable Preferred Shares, so that the net amounts paid to the holders of the Cumulative Redeemable Preferred Shares, after that deduction or withholding, shall equal the respective amounts that would have been receivable by such holders had no such withholding or deduction been required. However, the Company shall not be obligated to pay additional amounts to any holder that:

(i) resides in or is a citizen of the jurisdiction, political subdivision or taxing authority imposing the taxes, assessments or other governmental charges that would otherwise trigger the Company's obligation to pay additional amounts; or (ii) is a fiduciary, partnership, limited liability company or other pass-thru entity if, and to the extent that, the payment of additional amounts would be required by a jurisdiction, political subdivision or taxing authority described in clause 1(d)(iii) of these Resolutions to be included in the income for tax purposes of a beneficiary or settlor with respect to that fiduciary or a member of that partnership, limited liability company or other pass-thru entity who would not have been entitled to any additional amounts had that beneficiary, settlor or member held those Cumulative Redeemable Preferred Shares directly.

     In addition, the Company shall not be obligated to pay any additional amounts to a holder of Cumulative Redeemable Preferred Shares on account of:


               (i) any tax, assessment or other governmental charge that would not have been imposed but for the existence of any present or former connection between the holder, or certain other persons, and the taxing jurisdiction or political subdivision, or any Cumulative Redeemable Preferred Shares presented for payment more than thirty
          (30) days after the Relevant Date; (ii) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge; (iii) any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference of or any dividends on the Cumulative Redeemable Preferred Shares; (iv) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the Cumulative Redeemable Preferred Shares to promptly comply with a request by the Company to (a) provide information, documents, certifications or other evidence concerning the nationality, residence or identity of the holder or beneficial owner or (b) make and deliver any declaration or other similar claim, other than a claim for refund of a tax, assessment or other governmental charge withheld by the Company, or satisfy any information or reporting requirements, which, in the case of clauses (a) or (b), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of that tax, assessment or other governmental charge; or (v) any combination of the items identified by the subparagraphs above.

     The "Relevant Date" means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the depositary on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and being available for payment to holders, notice to that effect shall have been duly given to the holders of the Cumulative Redeemable Preferred Shares.

(p) No Preemptive Rights. The Cumulative Redeemable Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund. No holder of Cumulative Redeemable Preferred Shares, solely by reason of any such holding, has or will have any preemptive right to subscribe for any additional issue of the Company's shares of any class or series or to any security convertible into any such shares.

(q) Ranking. Any class or series of shares of the Company shall be deemed to rank (1) prior to the Cumulative Redeemable Preferred Shares, as to the payment of dividends and as to any voluntary or involuntary return of assets on liquidation, dissolution, winding-up or otherwise of the Company, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon any voluntary or involuntary return of assets on liquidation, dissolution, winding up or otherwise, as the case may be, in preference or priority to the holders of the Cumulative Redeemable Preferred Shares, (2) on a parity with the Cumulative Redeemable Preferred Shares as to the payment of dividends and as to distribution of assets upon any voluntary or involuntary return of assets on liquidation, dissolution, winding up or otherwise of the Company, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Cumulative Redeemable Preferred Shares, if the holders of such class or series and the Cumulative Redeemable Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon any voluntary or involuntary return of assets on liquidation, dissolution, winding up or otherwise of the Company in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other or (3) junior to the Cumulative Redeemable Preferred Shares, as to the payment of dividends and as to distribution of assets upon any voluntary or involuntary return of assets on liquidation, dissolution, winding up or otherwise of the Company, if such class or series is ordinary shares or other shares ranking junior in right of payment to Cumulative Redeemable Preferred Shares as to dividends and/or as to the distribution of assets upon any voluntary or involuntary return of assets on liquidation, dissolution, winding up or otherwise of the Company. The Cumulative Redeemable Preferred Shares will rank on a parity with the Series A Preferred Shares as to the payment of dividends and as to distribution of assets upon any voluntary or involuntary return of assets on liquidation, dissolution, winding up or otherwise of the Company.